Exhibit 10.22

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of the 6th day of November, 2009 between TranSwitch Corporation, a Delaware corporation (the “Company”), and Dr. Santanu Das (“Consultant”).

WHEREAS, the Company and Consultant have entered into a Separation Agreement and Release (the “Letter Agreement”) pursuant to which the Consultant’s employment with the Company will terminate on December 1, 2009; and

WHEREAS, the Company wishes to retain the Consultant as a consultant to the Company and the Consultant desires to serve as a consultant to the Company on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto each intending to be legally bound, agree as follows:

1.           Term.

(a)           This Agreement shall commence on December 2, 2009 and shall be for a term of two (2) years expiring on December 1, 2011, subject to earlier termination as provided for in Sections 1(b) and 4 (the “Term”).

(b)           Notwithstanding Section 1(a) above, unless a Change of Control (as defined below) has occurred on or prior to December 2, 2010, the Company may elect to terminate this Agreement without payment (other than for unpaid consulting payments accrued to the date of termination) or penalty at any time after December 2, 2010 if the Board of Directors of the Company (the “Board”) determines in its reasonable judgment that Consultant has not performed in a satisfactory manner the duties and responsibilities assigned to him hereunder.  If, before a Change of Control occurs, the Company terminates this Agreement for any other reason (other than death or disability (as described in Section 4(d) below)), or if the Consultant terminates this Agreement due to a breach of this Agreement by the Company or a successor to the Company (by merger or otherwise), then the Company (or successor) will pay to the Consultant an amount in cash equal to the amount that would otherwise have become payable to the Consultant through the remainder of the Term if this Agreement had not been terminated. If a Change of Control of the Company occurs on or prior to November 9, 2010, the Company (or its successor) may elect to terminate this Agreement; provided, that, it shall be required to pay to Consultant an amount in cash equal to the amount otherwise due and payable to him under Section 3 hereof through the remainder of the Term.  Any such cash payment described in either of the preceding two sentences shall be made in a lump sum on the date the termination of this Agreement becomes effective.  “Change of Control” shall have the meaning set forth in the Indemnification Agreement, dated April 3, 2009 between the Company and Consultant.

(c)           Notwithstanding anything to the contrary herein, if the “Letter Agreement” is revoked in accordance with the terms thereof in Section 10(a), this Agreement shall be deemed to be void ab initio.

(d)           This Agreement shall not be effective unless and until the Letter Agreement is executed and delivered by the parties thereto.

2.           Duties and Responsibilities.

(a)           Consultant shall perform such duties and accept such responsibilities as are appropriate considering his stature and prior position as may be reasonably assigned to him from time to time by the Board and the then Chief Executive Officer (the “CEO”) of the Company.  If so requested by the Board or CEO, Consultant shall serve on one or more boards of subsidiaries or affiliates of the Company.  Consultant shall be an independent contractor and nothing contained herein shall be construed as to constitute an employment relationship between Consultant and the Company.  The Consultant will not be required to work more than 20% of the average level of services performed by the Consultant during the 36-month period preceding the termination of his employment with the Company (as determined pursuant to Section 1.409A-1(h)(1)(ii) of the U.S. Treasury Regulations).  Such consulting services will be provided upon reasonable notice to the Consultant and at the Consultant’s reasonable convenience, taking into account, among other things, his other commitments, activities and location or place of residence.

(b)           For two (2) years following the date of this Agreement, the Company shall furnish Consultant with an office in a suitable facility of the Company, in reasonable proximity to the Company, together with a laptop, and access to such computer, telephone and telecopy facilities, and such administrative or secretarial support, as Consultant reasonably may request.  The Company shall continue to provide such office and services until December 1, 2011, notwithstanding any termination of the Term of this Agreement.

(c)           During the Term, Consultant may engage in other business activities, subject to the terms of this Agreement and the Letter Agreement.

(d)           Consultant represents and warrants that he is not subject or party to any other agreement, covenant, understanding or restriction that would prohibit him from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to him by the Company.

(e)           Consultant agrees that at all times he will strictly adhere to and perform all his duties in accordance with applicable laws, rules and regulations, and in accordance with applicable policies and procedures of the Company that are in effect from time to time.

3.           Compensation; Expense Reimbursement; Indemnification.

(a)           For the services to be rendered hereunder, Consultant will be paid at an annual rate of $200,000, payable on a bi-weekly basis.  Consultant will not participate in any of the benefit plans of the Company.

(b)           Consultant shall be reimbursed for the reasonable business expenses incurred on the Company’s behalf in connection with the performance of his services hereunder upon presentation of an itemized account and written proof of such expenses, in accordance with the policies established by the Company.

(c)           The Company shall indemnify Consultant from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (“Losses”) which may at any time be imposed on, incurred by or asserted against Consultant in any way relating to or arising out of this Agreement, or any action taken by Consultant in the performance of his duties hereunder; provided that, the Company shall not be liable for the payment of any portion of such Losses resulting solely from Consultant’s gross negligence or willful misconduct  This Section 3(c) shall survive the Term of this Agreement.

4.           Other Termination Events.

(a)           This Agreement may be terminated by the Company or its successor pursuant to Section 1(b), to the extent and subject to the terms and conditions contained in such Section.

(b)           Consultant may terminate this Agreement for any or no reason upon at least 30 days prior written notice to the Company, in which case, the Consultant will be entitled to any previously earned and unpaid consulting fees through the date of termination and, except as otherwise provided in Section 1(b) above, no additional payments.

(c)           If Consultant is unable to perform the essential functions of his duties and responsibilities to the full extent required hereunder, either with or without reasonable accommodation, by reason of physical or psychiatric illness, injury or incapacity for a period of 180 consecutive days, the Company may terminate this Agreement and shall have no further liability or obligation to Consultant hereunder, except for any unpaid consulting payments accrued to the date of termination.

(d)           If Consultant dies, this Agreement shall terminate and thereafter the Company shall not have any further liability or obligation to Consultant, his executors, administrators, heirs, assigns or any other person claiming under or through him, except for unpaid consulting payments accrued to the date of his death.

5.           Miscellaneous.

(a)           The provisions of Section 3(c) of this Agreement shall survive the termination of this Agreement.

(b)           The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.  This Agreement calls for the provision of personal services and, accordingly, shall not be assignable by Consultant.

(c)           It is mutually understood and agreed that this Agreement constitutes the entire understanding between Consultant and the Company relating to the subject matter of this Agreement and supersedes any and all prior agreements or understandings between Consultant and the Company arising out of or relating to the subject matter hereof; provided, that, nothing contained herein shall be construed to amend or modify the Letter Agreement or the Assignment of Inventions Covenants Against Disclosure, Solicitation, Competition, Violation of the US EEA and Misuse of Intellectual Property”, dated June 10, 2004, between the Company and the Consultant.

(d)           The laws of the state of Connecticut shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.  For purposes of any actions or proceedings related to this Agreement, the parties agree to submit to the exclusive jurisdiction of the state and federal courts of the State of Connecticut.

(f)           Any dispute, controversy or claim between the parties arising out of the interpretation or enforcement of this Agreement or the rights of any party hereunder shall be submitted for resolution to the American Arbitration Association pursuant to the then existing Employment Arbitration Rules.

(g)           This Agreement may not be changed or modified except by a writing signed by both Consultant and an authorized representative of the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be construed as a waiver of any such party’s rights hereunder.

(h)           Section headings contained in this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any provision hereof.

(i)           It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted by law.  In case any provision of this Agreement shall be declared by an arbitrator or a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law.  In addition, if any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby.

(j)           Any notices under this Agreement shall be in writing and shall be given by personal delivery, facsimile, by certified or registered letter, return receipt requested, or a nationally-recognized overnight delivery service, and shall be deemed given when personally delivered, upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally-recognized overnight delivery service at the addresses set forth below in this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to the Company:

TranSwitch Corporation
3 Enterprise Drive
Shelton, CT 06484
Attention:  Chief Executive Officer

If to Consultant,
To him at such address as he shall have provided to the Company.

(k)           This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.

TRANSWITCH CORPORATION

	By:	/s/ Robert A. Bosi
Robert A. Bosi
Chief Financial Officer

Witness:
/s/ Thomas P. Richtarich		/s/ Dr. Santanu Das
Dr. Santanu Das